For Immediate Release

VNUS Medical Technologies Reports Second-Quarter 2007 Results:
35% unit growth in disposable catheters and devices
$17.2 Million Net Revenues, $0.15 Net Loss Per Share

SAN JOSE, Calif.—August 8, 2007 --VNUS® Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of venous and peripheral vascular disease, today announced its financial results for the second quarter ended June 30, 2007.

Net revenues for the second quarter were $17.2 million, after recognizing approximately $500,000 in revenue related to RF generator sales previously deferred. This compares with $13.1 million for the second quarter of 2006 and with $15.6 million for the first quarter of 2007, which included approximately $1.7 million in revenue related to RF generator sales previously deferred.  The increase in net revenues from the second quarter of 2006 was due to increased disposable catheter and device sales, and increased RF generator sales. The increase from the first quarter of this year was due to increased disposable catheter and device sales, partially offset by lower RF generator revenues due to less deferred revenue recognized in the second quarter. Second-quarter net loss was $2.3 million, compared with a net loss of $2.2 million for the second quarter of 2006 and with a net loss of $2.0 million for the first quarter of 2007.  Net loss per share for the second quarter was $0.15, compared with net loss per share of $0.15 for the second quarter of 2006 and with a net loss per share of $0.13 for the first quarter of 2007.

VNUS' balance sheet at June 30, 2007 included cash, cash equivalents and short-term investments of $64.4 million, approximately $600,000 more than the end of the first quarter of 2007. This was primarily due to improved collections and reduced accounts receivable days outstanding from 65 at March 31 to 53 at June 30, partially offset by the second-quarter operating loss.

“The demand for our new ClosureFAST™ catheter exceeded our expectations during the second quarter, with unit sales of our disposable catheters and devices increasing by 35% from last year,” said VNUS President and Chief Executive Officer Brian E. Farley. “In addition, our international sales were quite strong during the second quarter, with both catheter and RF generator sales coming in higher than expected.”

VNUS also announced today its business outlook for the third-quarter, full-year 2007 and 2008.

Business Outlook

VNUS currently estimates that third-quarter 2007 net revenues will range from approximately $16.0 million to $16.5 million. Gross margin is expected to range from 61% to 62%. Third-quarter operating expenses are expected to range from $13.5 million to $14.0 million. Third-quarter net loss is estimated to range from approximately $2.1 million to $3.0 million, or a loss of $0.14 to $0.19 per share. The number of weighted average shares outstanding used to calculate estimated loss per share for the third quarter is currently expected to range from approximately 15.4 million to 15.5 million.

VNUS estimates that full-year 2007 net revenues will range from approximately $67.0 million to $68.0 million; gross margin is expected to range from 62% to 63%; operating expenses are expected to range from $53.0 million to $54.0 million, including patent litigation expenses of $3.5 million to $4.0 million. Full-year 2007 net loss is expected to range from approximately $7.5 million to $8.5 million, or a loss of $0.48 to $0.55 per share. This outlook assumes approximately 15.4 million to 15.6 million weighted average shares outstanding for the full year.

For 2008, VNUS expects to be profitable.

Today's Teleconference

VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PT / 5:00 p.m. ET.  This call will be webcast live and as a replay on the company's website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 4501564.

About VNUS Medical Technologies, Inc.

VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg.  VNUS sells the Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release.  Words such as “assumes,” “expects” and “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS’ business and revenue, gross margin, operating expense and net income forecasts.  Actual results may differ materially from current expectations based on a number of factors affecting VNUS’ business, including, among other things, changing competitive, market and regulatory conditions; our ability to manufacture sufficient quantities of the ClosureFAST catheter; continued market acceptance of the ClosureFAST catheter; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; and overall economic and market conditions.  The reader is cautioned not to unduly rely on these forward-looking statements.  VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS' periodic public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on March 30, 2007 and its Quarterly Report on Form 10-Q filed with the SEC on May 15, 2007.  Copies of VNUS’ press releases and additional information about VNUS are available on the corporate website at www.vnus.com.

Contact:
Tim Marcotte
Vice President, Finance and Administration
Chief Financial Officer
(408) 360-7499
ir@vnus.com

--Financial Statements Attached--

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$39,073	$38,917
Short-term investments	25,298	28,996
Accounts receivable, net	9,704	8,246
Inventories	4,159	2,798
Prepaid expenses and other current assets	1,117	1,443
Total current assets	79,351	80,400
Property and equipment, net	4,861	4,651
Other assets	199	782
Total assets	$84,411	$85,833

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,222	$1,340
Accrued compensation and benefits	4,040	2,708
Other accrued liabilities	2,642	2,979
Deferred revenue	1,160	2,514
Total current liabilities	10,064	9,541
Other long term liabilities	1,934	1,544
Total liabilities	11,998	11,085
Stockholders' equity:
Common stock	15	15
Additional paid-in capital	119,725	117,964
Deferred stock-based compensation	(63)	(144)
Accumulated other comprehensive income (loss)	11	(5)
Accumulated deficit	(47,275)	(43,082)
Total stockholders' equity	72,413	74,748
Total liabilities and stockholders' equity	$84,411	$85,833

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net revenues	$17,189	$13,089	$32,838	$26,440
Cost of revenues	6,830	4,262	11,924	8,179
Gross profit	10,359	8,827	20,914	18,261
Operating Expenses
Sales and marketing	6,470	5,357	12,975	11,335
Research and development	2,504	1,721	4,910	3,284
General and administrative	4,440	4,820	8,901	8,012
Total operating expenses	13,414	11,898	26,786	22,631
Loss from operations	(3,055)	(3,071)	(5,872)	(4,370)
Interest and other income	751	857	1,624	1,572
Loss before provision for taxes	(2,304)	(2,214)	(4,248)	(2,798)
Provision for income taxes	8	-	18	-
Loss before cumulative effect of change in accounting principle	(2,312)	(2,214)	(4,266)	(2,798)
Cumulative effect of change in accounting principle	-	-	-	73
Net loss after cumulative effect of change in accounting principle	$(2,312)	$(2,214)	$(4,266)	$(2,725)

Basic and diluted net loss per share
Loss per share before cumulative effect of change in accounting principle	$(0.15)	$(0.15)	$(0.28)	$(0.19)
Cumulative effect of change in accounting principle, net of tax	-	-	-	0.01
Basic and diluted net loss per share	$(0.15)	$(0.15)	$(0.28)	$(0.18)

Basic and diluted weighted average number of shares	15,286	15,039	15,223	15,003